Exhibit (a)(5)(G)

Luminex Corporation Announces Commencement of Tender Offer for All Outstanding Shares of

Nanosphere, Inc. Common Stock

Austin, Texas, June 2, 2016 /PRNewswire/ — Luminex Corporation (NASDAQ: LMNX) announced today that its wholly-owned subsidiary Commodore Acquisition, Inc. has commenced its previously announced tender offer to purchase all outstanding shares of common stock of Nanosphere, Inc. (NASDAQ: NSPH) for $1.70 per share in cash. The tender offer is being made pursuant to the Agreement and Plan of Merger entered into and among Luminex, Commodore, and Nanosphere dated May 15, 2016 as subsequently amended.

The Offer is scheduled to expire at 12:00 Midnight Eastern Daylight time at the end of the day on Wednesday, June 29, 2016 unless the Offer is extended or earlier terminated.

Consummation of the Offer is conditioned upon (i) there having been validly tendered in the Offer and not withdrawn on or before 12:00 Midnight Eastern Daylight time at the end of the day on Wednesday, June 29, 2016 (such date, as it may be extended by Commodore Acquisition, Inc. from time to time in accordance with the Merger Agreement, the “Expiration Time”), that number of shares that would represent at least a majority of shares then outstanding, but excluding shares that are owned as of the date of commencement of the Offer by Luminex, Commodore, Nanosphere or any direct or indirect wholly-owned subsidiary thereof, and (ii) no Company Material Adverse Effect (as defined in the Merger Agreement) having occurred following the date of the Merger Agreement and (iii) the satisfaction of other customary conditions. Shares that are tendered pursuant to a notice of guaranteed delivery but not actually delivered to the depositary for the tender offer, American Stock Transfer & Trust Company, LLC, prior to the Expiration Time of the Offer, will not be deemed to be validly tendered into the Offer unless and until such shares underlying such notices of guaranteed delivery are delivered. There is no financing condition to the Offer.

As promptly as practicable following the successful completion of the Offer, Luminex will acquire all remaining Nanosphere shares through a merger of Commodore with and into Nanosphere.

Complete terms and conditions of the Offer are set forth in the Offer to Purchase, Letter of Transmittal and other related materials, which have been filed by Luminex and Commodore with the SEC today. In addition, Nanosphere has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC relating to the tender offer. that includes the unanimous recommendation of Nanosphere’s board of directors that Nanosphere common stockholders accept the Offer and tender their shares of Nanosphere common stock in the Offer.

Copies of the Offer to Purchase, Letter of Transmittal and other related materials are available free of charge from Innisfree M&A Incorporated, the Information Agent for the Offer. Nanosphere stockholders who have questions regarding the tender offer should contact the Information Agent at (212) 750-5833 (collect) if you are a bank or brokerage firm or otherwise at (888) 750-5834 (toll-free). American Stock Transfer & Trust Company, LLC is acting as depositary for the tender offer.

Additional Information

This press release is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. Luminex Corporation (“Luminex”) and its indirect wholly-owned subsidiary, Commodore Acquisition, Inc.(“Commodore”) have filed with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Nansophere, Inc. (“Nanosphere”) has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Luminex, Commodore, and Nanosphere will mail these documents without charge to Nanosphere common stockholders. Investors and shareholders should read those filings carefully as they contain important information about the tender offer. Those documents as well as Luminex’s other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov and at Luminex’s website at www.luminexcorp.com. The website addresses of the SEC and Luminex are included in this press release as an inactive textual reference only. The information contained on these websites are not incorporated by reference in this press release and should not be considered to be a part of this press release. The offer to purchase and related materials may also be obtained without charge by contacting Innisfree M&A Incorporated, the Information Agent for the Offer at (212) 750-5833 (collect) if you are a bank or brokerage firm or otherwise at (888) 750-5834 (toll-free).

About Luminex Corporation

Luminex is committed to applying its passion for innovation toward creating breakthrough solutions to improve health and advance science. The company is transforming global healthcare and life-science research through the development, manufacturing and marketing of proprietary instruments and assays utilizing xMAP® open-architecture multi-analyte platform, MultiCode® real-time polymerase chain reaction (PCR), and multiplex PCR-based technologies, that deliver cost-effective rapid results to clinicians and researchers. Luminex’s technology is commercially available worldwide and in use in leading clinical laboratories, as well as major pharmaceutical, diagnostic, biotechnology and life-science companies. Luminex is meeting the needs of customers in markets as diverse as clinical diagnostics, pharmaceutical drug discovery, biomedical research including genomic and proteomic research, personalized medicine, biodefense research and food safety. For further information on Luminex Corporation and the latest advances in multiplexing using award winning technology, please visit http://www.luminexcorp.com/.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release, including statements regarding the proposed transaction between Luminex and Nanosphere, Luminex’s and Nanosphere’ financial results and estimates and/or business prospects, the combined company’s plans, objectives, expectations and intentions, leadership in biological testing technologies in the clinical diagnostic and life science industries and the expected size, scope and growth of the combined company’s operations and the markets in which it will operate, expected synergies, as well as the expected timing and benefits of the transaction, may contain words such as “expects,” “may,” “potential,” “upside,” “approximately,” “project,” “would,” “could,” “should,” “will,” “anticipates,” “believes,” “intends,” “estimates,” “targets,” “plans,” “envisions,” “seeks” and other similar language and are considered forward-looking statements or information under applicable securities laws. These statements are based on Luminex’s current expectations, estimates, forecasts and projections about the proposed transaction and the operating environment, economies and markets in which Luminex and Nanosphere operate, are subject to important risks and uncertainties that are difficult to predict and the actual outcome may be materially different. These statements reflect beliefs and assumptions that are based on Luminex’s and Nanosphere’ perception of historical trends, current conditions and expected future developments as well as other factors management believes are appropriate in the circumstances. In making these statements, Luminex and Nanosphere have made assumptions with respect to the ability of Luminex and Nanosphere to achieve expected synergies and the timing of same, the ability of Luminex and Nanosphere to predict and adapt to changing customer requirements, preferences and spending patterns, the ability of Luminex and Nanosphere to protect their intellectual property, future capital expenditures, including the amount and nature thereof, trends and developments in the clinical diagnostic and life science industries, business strategy and outlook, expansion and growth of business and operations, credit risks, anticipated acquisitions, future results for Luminex being similar to historical results, expectations related to future general economic and market conditions and other matters. Luminex’s and Nanosphere’ beliefs and assumptions are inherently subject to significant business, economic, competitive and other uncertainties and contingencies regarding future events and as such, are subject to change. Luminex’s beliefs and assumptions may prove to be inaccurate and consequently Luminex’s actual results could differ materially from the expectations set out herein.

Actual results or events could differ materially from those contemplated in the forward-looking statements as a result of the following:

(i)	risks and uncertainties relating to the transaction, including (a) the risk that the businesses will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected, which could result in additional demands on Luminex’s resources, systems, procedures and controls, disruption of its ongoing business and diversion of management’s attention from other business concerns, (b) the possibility that certain assumptions with respect to Nanosphere or the transaction could prove to be inaccurate, (c) failure or delay in respect of the satisfaction of the closing conditions to the transaction, (d) the potential failure to retain key employees of Luminex or Nanosphere as a result of the proposed transaction or during integration of the businesses and (e) disruptions resulting from the proposed transaction, making it more difficult to maintain business relationships;

(ii)	risks and uncertainties relating to Luminex, including (a) the future performance, financial and otherwise, of Luminex, (b) the ability of Luminex to bring new products to market and to increase sales, (c) the strength of Luminex’s product development pipeline, (d) Luminex’s growth and profitability prospects, (e) the estimated size and growth prospects of the clinical diagnostic and life science industries, (f) Luminex’s competitive position in the clinical diagnostic and life science industries and its ability to take advantage of future opportunities in this market, (g) the benefits of Luminex’s products to be realized by customers, and (h) the demand for Luminex’s products and the extent of deployment of Luminex’s products in the clinical diagnostic and life science industries; and

(iii)	risks and uncertainties relating to future events, conditions or circumstances, or other general risks, including (a) integration of other acquisitions and related restructuring efforts, including the quantum of restructuring charges and the timing thereof, (b) the possibility that Luminex may be unable to meet its future reporting requirements under the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, (c) the risks associated with bringing new products to market, (d) fluctuations in currency exchange rates, (e) delays in the purchasing decisions of Luminex’s customers, (f) the competition Luminex faces in its industry and/or marketplace, (g) the possibility of technical, logistical or planning issues in connection with the deployment of Luminex’s products or services, (h) the continuous commitment of Luminex’s customers, (i) demand for Luminex’s products, and (j) the additional risks discussed under the heading “Risk Factors” in Luminex’s Reports on Forms 10-K and 10-Q, as filed with the Securities and Exchange Commission. The forward looking statements contained herein represent the judgment of Luminex as of the date of this press release, and unless otherwise required by applicable securities laws, Luminex expressly disclaims any intent, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in Luminex’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contacts

Luminex Investor Contact

Harriss Currie

Sr. Vice President of Finance and CFO

512.219.8020

hcurrie@luminexcorp.com

Matthew Scalo

Sr. Director, Investor Relations

512.219.8020

mscalo@luminexcorp.com

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